UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2013 (February 14, 2013)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400 Dallas, TX	75204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Short-Term Incentive Compensation Plan

On February 14, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Dean Foods Company (the “Company”) established objectives for 2013 short-term incentive payments payable in 2014 to the executive officers and other employees of the Company under the Company’s 2013 Short-Term Incentive Compensation Plan. Only executive officers and employees of the Company’s Fresh Dairy Direct segment and Corporate reporting unit are eligible to participate in the 2013 Short-Term Incentive Compensation Plan. Executive officers and employees of The WhiteWave Foods Company, a controlled subsidiary of the Company, participate in a separate short-term incentive compensation plan.

Short-term incentive payments for executive officers for 2013 will be paid based on the achievement of Company financial performance objectives and individual performance objectives for each executive officer. The Committee determines the appropriate relative weight for each factor each year. Short-term incentive payments for 2013 will be based on the achievement of Company financial performance objectives for that portion of the target payment tied to financial performance objectives, and the Committee’s assessment of each executive officer’s performance in 2013 against their individual performance objectives for that portion of the target payment tied to individual performance objectives. The payout factor for the financial performance component of short-term incentive compensation for each executive officer ranges from zero to 200 percent of that officer’s target payment, depending on actual performance in 2013 against the financial performance objectives established by the Committee. The payout factor for the individual performance objective component of short-term incentive compensation for each executive officer ranges from zero to 200 percent of that officer’s target payment, depending on the officer’s performance rating for 2013. The performance rating is determined by the achievement of the individual performance objectives established by the Committee. The maximum total payout for any executive officer under the formulas above is 200% of the executive officer’s target incentive opportunity.

The key Company financial performance objective for 2013 is targeted consolidated adjusted operating income. The individual performance objectives include the achievement of strategic goals based on each executive officer’s area of responsibility. The portion of the 2013 Short-Term Incentive Compensation Plan applicable to the Company’s executive officers is attached to this Form 8-K as Exhibit 10.1, and this description is qualified entirely by reference thereto.

Retention Plan

In addition, on February 14, 2013, the Compensation Committee approved executive officer’s objectives for the 2013 performance period of the Company’s three-year performance-based cash retention plan (the “Retention Plan”). The Retention Plan was previously approved by the Compensation Committee on December 20, 2010, and further described in the Company’s Current Report on Form 8-K filed on December 27, 2010. The Compensation Committee originally contemplated that awards for the 2013 performance period would be measured based on achievement of the Company’s or business unit’s strategic growth plan for 2013 related to the officer’s area of responsibility. However, the Compensation Committee subsequently determined that the performance objectives used in determining awards pursuant to the Retention Plan during the 2013 performance period will be substantially the same as the performance objectives for short term-incentive payments, generally consisting of adjusted operating income as described above. For the 2013 performance period, payouts range from zero to 100 percent of target payout based on the achievement of such performance objectives, with a maximum payout equal to 100% of the target amount that such executive officer may receive pursuant to the short-term incentive compensation plan described above. Achievement of these objectives will be measured as of December 31, 2013. Executive officers must be employed through June 24, 2014 in order to receive payments for 2013 awards.

Although the Retention Plan originally included Gregg Tanner, the Company’s Chief Executive Officer, as a participant, Mr. Tanner voluntarily removed himself as a participant from the plan for the 2013 performance period upon approval of the Compensation Committee in February 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Dean Foods Company 2013 Short-Term Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2013	DEAN FOODS COMPANY

	By:	/s/ Rachel A. Gonzalez
Rachel A. Gonzalez Executive Vice President, General Counsel Designate

EXHIBIT INDEX

Exhibit No.	Description

10.1	Dean Foods Company 2013 Short-Term Incentive Compensation Plan